Exhibit 4.6

Form of HCA Healthcare, Inc.

Restricted Share Unit Agreement

This RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of __________, 20___ (the “Grant Date”), between HCA Healthcare, Inc., a Delaware corporation (together with its Subsidiaries, Successors and other applicable Service Recipients, the “Company”), and the individual whose name is set forth below (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates, as may be amended and restated from time to time (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of Restricted Share Units; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of the Restricted Share Units provided for herein to the Grantee as an incentive for increased efforts during his or her term of service or employment with the Company, and has advised the Company thereof and instructed the undersigned officers to issue said Restricted Share Units;

NOW, THEREFORE, the parties hereto agree as follows:

RESTRICTED SHARE UNIT GRANT

Grantee:	[Participant Name]
[Participant Address]

Aggregate Number of Restricted Share Units Granted Hereunder (“RSUs”):	[Award]

Grant Date:	[Grant Date]

1. Grant of Restricted Share Unit Award.

1.1 The Company hereby grants to the Grantee the award (“Award”) of RSUs set forth above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the RSUs and any Dividend Equivalent Rights that may accrue as provided in Section 3.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the terms of the Plan; and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same meanings as are set forth in the Plan.

1.3 The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the RSUs shall vest in accordance with Section 2 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 1.3 shall be null and void.

2. Vesting and Payment.

2.1 So long as the Grantee continues to be employed by the Company, this Award shall become vested with respect to 25% of the RSUs on each of the first four anniversaries of the Grant Date (each such date, together with any date on which the RSUs shall vest pursuant to Section 2.2(a) or Section 2.2(c), a “Vesting Date”). Except as provided in Section 2.2, or as otherwise provided by the Committee, no part of this Award shall become vested as to any additional RSUs as of any date following the termination of Grantee’s employment with the Company for any reason and any RSU, which is (or determined to be) unvested as of the Grantee’s termination of employment, shall immediately expire and be forfeited.

2.2 Notwithstanding the foregoing, any unvested RSUs may become vested prior to the applicable Vesting Date or continue to vest (and not be forfeited) following Grantee’s termination of employment under the following circumstances:

(a) Upon the occurrence of a Change in Control:

(i) In the event the entity surviving the Change in Control (the “Successor”) assumes the Award granted hereby, if the Grantee’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Grantee or on account of Grantee’s death, Permanent Disability or Retirement prior to an applicable Vesting Date, all unvested RSUs not previously forfeited shall immediately vest as of the date of such termination of employment; or

(ii) In the event the Successor does not assume the Award granted hereby, all RSUs not previously forfeited shall vest (if not already vested) immediately prior to the effective date of the Change in Control, and shall be settled in exchange for the payment described in Section 9(b) of the Plan as of the effective date of the Change in Control;

(b) Upon the Grantee’s Retirement on or after the first anniversary of the Grant Date, except as otherwise provided by Section 2.2(a), any unvested RSUs shall immediately thereupon vest and shall not be forfeited, and shall settle in accordance Section 2.3; for the avoidance of doubt, in the event of Grantee’s Retirement prior to such one year anniversary of the Grant Date other than as provided in Section 2.2(a)(i), no part of this Award shall become vested and all RSUs subject to this Award shall immediately expire and be forfeited.

(c) In the event of the Grantee’s termination of employment on account of death or Permanent Disability on or after the first anniversary of the Grant Date, all RSUs not previously forfeited shall vest (if not previously vested) immediately upon such termination.

2.3 Settlement. The Grantee shall be entitled to settlement of the RSUs subject to this Award at the time that such RSUs vest pursuant to Section 2.1 or Section 2.2, as applicable; provided, that if the RSUs vest as a result of Grantee’s Retirement pursuant to Section 2.2(b), such RSUs shall settle only at the time such RSUs would have become vested in accordance with Section 2.1 or Section 2.2 had the Grantee remained employed with the Company through each applicable Vesting Date, or upon Grantee’s earlier death or Permanent Disability. Such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth day following the applicable Vesting Date). Any settlement of RSUs granted pursuant to this Award shall be made in Shares through the issuance to the Grantee of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested RSUs and Dividend Equivalent Units that may have accrued pursuant to Section 3 hereof; provided, that any cash-based Dividend Equivalent Rights granted pursuant to Section 3 hereof and any fractional Dividend Equivalent Units shall be paid in cash when (and only if) the RSUs to which they relate are settled.

2.4 Withholding Obligations. Except as otherwise provided by the Committee, upon the settlement of any RSUs subject to this Award, the Company shall reduce the number of Shares (and the amount of cash, in the case of cash-based Dividend Equivalent Rights) that would otherwise be issued to the Grantee upon settlement of the Award by a number of Shares (and cash, if applicable) having an aggregate Fair Market Value on the date of such issuance equal to the payment to satisfy the applicable withholding tax obligation of the Company with respect to which the Award is being settled; provided, that in the event Shares are not otherwise deliverable to the Grantee at the time a Company withholding obligation arises, the Company may satisfy such obligation from wages or other amounts payable to the Grantee as may be allowed by law, or by requiring the Grantee to remit such withholding taxes to the Company in cash or by check.

3. Dividend Rights.

The Grantee shall receive Dividend Equivalent Rights in respect of the RSUs covered by this Award at the time of any payment of dividends to stockholders on Shares. At the Company’s option, the RSUs will be credited with either (a) additional Restricted Share Units (the “Dividend Equivalent Units”) (including fractional units) for cash dividends paid on shares of the Company’s

Common Stock by (i) multiplying the cash dividend paid per Share by the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid, and (b) dividing the product determined above by the Fair Market Value of a Share, in each case, on the dividend record date, or (b) a cash amount equal to the amount that would be payable to the Grantee as a stockholder in respect of a number of Shares equal to the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid as of the dividend record date; provided, that cash-based Dividend Equivalent Rights shall be credited unless the Committee affirmatively elects to credit Dividend Equivalent Units. The RSUs will be credited with Dividend Equivalent Units for stock dividends paid on shares of the Company’s Common Stock by multiplying the stock dividend paid per Share by the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit has a value equal to one Share. Each Dividend Equivalent Unit or cash Dividend Equivalent Right will vest and be settled or payable at the same time as the RSU to which such Dividend Equivalent Right relates. For the avoidance of doubt, no Dividend Equivalent Rights shall accrue under this Section 3 in the event that any Dividend Equivalent Rights or other applicable adjustments pursuant to Section 5 hereof provide similar benefits.

4. No Right to Continued Service.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service as an officer or employee of the Company or any Service Recipient.

5. Adjustments.

The provisions of Section 8 and Section 9 of the Plan are hereby incorporated by reference, and the RSUs (and any Dividend Equivalent Units) are subject to such provisions. Any determination made by the Committee or the Board pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.

6. Administration Subject to the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award.

7. Modification of Agreement.

Subject to the restrictions contained in Sections 6 and 10 of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award in more than a de minimis way shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8. Section 409A.

Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the RSUs (including any Dividend Equivalent Rights) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the RSUs or any Dividend Equivalent Rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such RSUs and any Dividend Equivalent Rights in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Grantee’s termination of employment with the Company and all Service Recipients, the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. For purposes of this Agreement, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and Grantee shall be deemed to have remained employed so long as Grantee has not “separated from service” with the Company or Successor. Each payment of RSUs (and related Dividend Equivalent Rights) constitutes a “separate payment” for purposes of Section 409A of the Code.

9. Severability.

If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

10. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.

11. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

12. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee and shall be final, binding and conclusive on the Grantee and the Company for all purposes. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be resolved in accordance with the foregoing, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Nashville, Tennessee metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator. If the Grantee substantially prevails on any of his or her substantive legal claims, then the Company shall reimburse all legal fees and arbitration fees incurred by the Grantee to arbitrate the dispute.

13. Notices.

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to him at the address (including an electronic address) reflected in the Company’s books and records. By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13.

Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

14. Integration.

This Agreement and the Plan constitute the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

IN WITNESS WHEREOF, the parties have caused this Restricted Share Unit Agreement to be duly executed effective as of the day and year first above written.

HCA Healthcare, Inc.

By:

Grantee:

(electronically accepted)